Corporate Capital Trust, Inc. 8-K

Exhibit 99.1

News Release
For information contact: Sherry Magee Senior Vice President, Communications CNL Financial Group 407-650-1223

Corporate Capital Trust announces third quarter 2016 results

-- Completed capital raise for the Company --

(ORLANDO, Fla.) Nov. 14, 2016 – Corporate Capital Trust announced its operating results for the third quarter and nine months ended Sept. 30, 2016. Corporate Capital Trust will host its earnings call to discuss these results on Nov. 15, 2016. Details about the earnings call can be found below.

Highlights

•	For the nine months ended Sept. 30, 2016, net investment income was $156.7 million, or $0.52 per share, as compared to $127.6 million, or $0.52 per share, for the same period in 2015.
•	Total cumulative return to shareholders on an initial investment of $10,000 made in June 2011, assuming distribution reinvestment, was 37.7 percent to $13,768 as of Sept. 30, 2016,[1] (for an annualized return of 6.2 percent2), when including sales load. Excluding sales load, the cumulate return was 53.0 percent to $15,297[1] (for an annualized return of 8.4 percent2).
•	Originated investments at fair value on Sept. 30, 2016, totaled approximately $2.6 billion, representing approximately 65.0 percent of the investment portfolio.
•	During the nine months ended Sept. 30, 2016, proceeds from sales of investments and principal payments totaled $891.7 million.
•	For the nine months ended Sept. 30, 2016, the Company declared distributions of $183.0 million, or $0.60 per share, compared to $148.7 million, or $0.60 per share, for the nine months ended Sept. 30, 2015. Year-to-date distributions were estimated to be fully covered by taxable income available for distribution.
•	For the nine months ended Sept. 30, 2016, $93.0 million, or 51 percent of total distributions were reinvested in the company.
•	Beginning Jan. 1, 2017, the subordinated incentive fee on income will be subject to a total return requirement, thereby incorporating both unrealized and realized gains and losses into the calculation.
•	Net asset value increased to $8.97, which is an increase of $0.16 above the second quarter of 2016, and $0.35 above the first quarter of 2016.

Corporate Capital Trust Announces Third Quarter 2016 Results

Financial and Operating Highlights[3]		($ in millions, except per share data)
As of	Sept. 30, 2016	Dec. 31, 2015	Sept. 30, 2015
Total assets	$4,320.77	$4,041.19	$3,750.61
Adjusted total assets	$4,242.97	$4,041.19	$3,747.13
Borrowings	$1,461.13	$1,423.98	$1,209.00
Deemed borrowings (TRS implied leverage classified as senior securities)	$163.52	$182.33	$181.48
Total net assets	$2,758.08	$2,594.02	$2,526.36
Net asset value per share	$8.97	$8.93	$9.26
Leverage ratio ((borrowings + deemed borrowings)/adjusted total assets)	38%	40%	37%

Activity for Nine Months Ended Sept. 30,		2016	2015
Cost of investments purchased		$1,156.79	$1,467.29
Sales, principal payments and other exits		$891.65	$637.25
Net investment income		$156.74	$127.58
Net realized gains (losses)		$(10.22)	$49.32
Net change in unrealized appreciation (depreciation)		$49.36	$(175.42)
Total distributions declared		$182.98	$148.72

Investment Portfolio Update4

The Company’s investment portfolio, joint venture and total return swap (TRS) portfolios consisted of investment interests in 157 companies as of Sept. 30, 2016. The portfolio companies are diversified across multiple industries, with the largest portion invested in Capital Goods (20.0 percent), Software and Services (12.8 percent), and Diversified Financials (8.7 percent).

The primary investment concentration as of Sept. 30, 2016, was senior debt, which represented 71.5 percent of the portfolio at fair value. As of Sept. 30, 2016, 79.6 percent of the Company’s debt investments, based on fair value, featured floating interest rates, primarily based on London Interbank Offered Rate (LIBOR), and 20.4 percent of the debt investments featured fixed interest rates. Approximately 93.5 percent of the Company’s floating interest rate debt investments had base interest rate floors; the weighted average base interest rate floor was approximately 1.0 percent as of Sept. 30, 2016.

Joint Venture

In May 2016, the Company formed a joint venture with Conway Capital, LLC, an affiliate of Guggenheim Life & Annuity Company and Delaware Life Insurance Company, Strategic Credit Opportunities Partners (“SCJV”) of which the Company owns 87.5 percent interest. The Company and Conway Capital, LLC have agreed to provide capital to the SCJV of up to $500 million in the aggregate. As of Sept. 30, 2016, SCJV had total investments at fair value of $238.89 million. As of Sept. 30, 2016, SCJV had no investments on non-accrual status.

Recent Events

On Oct. 14, 2016, the Company filed a tender offer statement with the SEC on Schedule TO. The Company offered to repurchase up to 7,435,796 shares of common stock at a cash price of $8.97 per share. The tender offer will expire on Nov. 17, 2016 at 5:00 p.m. Central Standard Time.

On Oct. 27, 2016, the Company’s board of directors declared distributions of $0.015483 per share for five record dates beginning on Nov. 1, 2016, through and including Nov. 29, 2016.

In October 2016, the Company closed its Follow-On Offering to new investors. Throughout the course of the Offerings, 321.96 million shares of common stock were sold for gross proceeds of $3.44 billion, including reinvestment of distributions. They will continue to issue shares of common stock pursuant to our distribution reinvestment plan.

Earnings Call

Corporate Capital Trust will hold its earnings call for the quarter ended Sept. 30, 2016, on Tuesday, Nov. 15, 2016, at 1:00 p.m. Eastern Standard Time. To listen to the earnings call, dial

877-317-5411.

(1) Corporate Capital Trust’s net asset value per share was $9.00 and $8.97 on June 17, 2011, and Sept. 30, 2016, respectively. After considering (i) the overall changes in net asset value per share, (ii) all paid distributions from inception through Sept. 30, 2016, and (iii) the assumed reinvestment of those distributions at 90 percent of the prevailing offering price per share, then the total investment return was 53.0 percent for shareholders who held Corporate Capital Trust shares from June 17, 2011(inception), through Sept. 30, 2016. This cumulative return does not take into account any sales load that was paid by the Company’s shareholders. When taking into account the payment of a full sales load of 10 percent, the total investment return for those shareholders becomes 37.7 percent.

(2) Corporate Capital Trust’s net asset value per share was $8.97 and $9.26 on Sept. 30, 2016, and 2015, respectively. After considering (i) the overall changes in net asset value per share, (ii) distributions of approximately $0.60 per share for both of the nine months ended Sept. 30, 2016 and 2015, and (iii) the assumed reinvestment of those distributions at 90 percent of the prevailing offering price per share, then the total investment return was 7.45 percent and 0.57 percent (not annualized) for shareholders who held shares for the entire nine-month period ending Sept. 30, 2016 and 2015, respectively. This calculation does not take into account any sales load that was paid by the Company’s shareholders.

(3) Excludes SCJV assets and TRS reference assets, which are assets owned by a counterparty to a total return swap agreement, as discussed in the Company’s financial statements, unless otherwise noted.

(4) Includes SCJV assets, which are held at 87.5 percent by Corporate Capital Trust. Also includes TRS reference assets, which are assets owned by a counterparty to a total return swap agreement, as discussed in the Company’s financial statements.

About Corporate Capital Trust

Corporate Capital Trust is a non-traded business development company that offers individuals an opportunity to invest in privately owned American companies. The company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit CorporateCapitalTrust.com.

About CNL Financial Group

CNL Financial Group is a private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL Financial Group and/or its affiliates have formed or acquired companies with more than $34 billion in assets. For more information, visit CNL.com.

About KKR

KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners' capital and brings opportunities to others through its capital markets business. References to KKR's investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR's website at KKR.com and on Twitter @KKR_Co.

A registration statement relating to the common stock of Corporate Capital Trust, Inc. is filed with the Securities and Exchange Commission. The offering of Corporate Capital Trust’s common stock is being made solely by means of a written prospectus, which is available at http://www.sec.gov or may be obtained by calling (866) 650-0650, that contains additional information about Corporate Capital Trust and should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of Corporate Capital Trust carefully before investing. This press release is not an offer to sell and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted. Neither the SEC, the Attorney General of the State of New York nor any other regulatory agency has passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The information in this press release may include "forward-looking statements." These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words "believes," "expects," "intends," "plans," "estimates" or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust’s expectations include those disclosed in the current prospectus for the public offering of Corporate Capital Trust’s common stock.

Corporate Capital Trust is advised by CNL Fund Advisors Company (CNL) and KKR Credit Advisors (US) LLC (KKR), affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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